                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                       D&K HEALTHCARE RESOURCES ANNOUNCES
                        NEW $600 MILLION CREDIT FACILITY

-    CREDIT AVAILABILITY INCREASED FROM $430 MILLION TO $600 MILLION

- COMPANY TO RECOGNIZE ONE-TIME COSTS ASSOCIATED WITH TERMINATING EXISTING ACCOUNTS RECEIVABLE SECURITIZATION PROGRAM

-    NEW CREDIT FACILITY ARRANGED BY FLEET CAPITAL CORPORATION

St. Louis, MO - March 31, 2003 - D&K Healthcare Resources, Inc. (NASDAQ: DKWD) today announced that it has entered into a new $600 million credit facility. The credit facility, an asset-based senior secured revolving credit facility, increases D&K's available credit from $430 million to $600 million. Fleet Capital Corporation served as lead arranger on the new facility.

D&K Healthcare will recognize one-time costs associated with terminating the existing accounts receivable securitization program of $2.0 million pretax, $1.2 million net of tax, or $0.08 per diluted share. These one-time costs will be reflected in the company's third quarter (March 31) fiscal 2003 financial results.

"With this new credit facility we are significantly increasing our financial flexibility," said J. Hord Armstrong, III, chairman and chief executive officer of D&K Healthcare Resources. "The additional borrowing capacity provided by the new facility will help us continue to broaden and grow our business. We appreciate the long term relationship we have enjoyed with Fleet Capital and the support they provided on this transaction."

"By working closely with company management, we were able to structure a sizable loan that met the needs of a valued client," said Fleet Capital senior vice president Allan Allweiss.

The new single credit facility replaces a $230 million revolving bank line of credit and a $200 million accounts receivable securitization program. One-time costs associated with terminating the existing accounts receivable securitization program arise primarily from eliminating a $50 million fixed rate component of the program, which had an interest rate of 4.85 percent. The interest rate on the new credit facility is based on the 30-day LIBOR rate. Borrowings under the new credit facility will be reported as long-term debt in the company's financial statements. The accounts receivable securitization program had been reported as off-balance sheet financing.

ABOUT D&K HEALTHCARE RESOURCES, INC.

D&K Healthcare Resources, Inc., which had sales of over $2 billion in fiscal 2002, is a leading wholesale distributor of pharmaceutical, healthcare and beauty aid products. Headquartered in St. Louis, the company serves independent and regional pharmacy customers in 24 states primarily in the Midwest, Upper Midwest and South, as well as national pharmacy chains, from six distribution facilities located in Missouri, Florida, Kentucky (2), Minnesota and South

Dakota. In addition, D&K Healthcare offers a variety of value-added services including inventory management, cost containment services, information technology systems and specialized marketing programs. The company also owns a 70 percent equity interest in Pharmaceutical Buyers, Inc., a leading alternate-site group purchasing organization based in Boulder, CO. More information about D&K Healthcare may be found on the company's corporate Internet web site at www.dkwd.com.

ABOUT FLEET CAPITAL CORPORATION

Fleet Capital Corporation, which has more than 20 offices located throughout the United States, provides asset-based loans and a broad array of capital markets products to domestic middle-market companies and their foreign subsidiaries. Fleet Capital is part of FleetBoston Financial, the nation's seventh largest financial holding company with approximately $190 billion in assets. The company's principal businesses, Personal Financial Services and Commercial Financial Services, offer a comprehensive array of innovative financial solutions to 20 million customers. Fleet's Commercial Financial Services division provides commercial lending, syndications, leasing, cash management, foreign exchange and interest rate derivatives to corporate clients. FleetBoston Financial is headquartered in Boston and listed on the New York Stock Exchnage (NYSE: FBF) and the Boston Stock Exchange (BSE: FBF). For more information about Fleet Capital, visit us at www.fleetcapital.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. The company's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry with many competitors having substantially greater resources than D&K Healthcare, the company's ability to maintain or improve its operating margins with the industry's competitive pricing pressures, the company's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the availability of investment purchasing opportunities, the changing business and regulatory environment of the healthcare industry in which the company operates, including manufacturer's pricing or distribution policies or practices, changes in interest rates, and other factors set forth in reports and other documents filed by D&K Healthcare with the Securities and Exchange Commission from time to time. D&K Healthcare undertakes no obligation to publicly update or revise any forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:
Molly R. Salky, VP Investor Relations           Jeff Wilson, Corporate Marketing
D&K Healthcare Resources, Inc.                  Fleet Capital Corporation
314.290.2671                                    860.657.7618

                                       # # #